FOR IMMEDIATE RELEASE

Contact:  Steven J. Machov
(651) 646-4501

MERRILL CORPORATION ANNOUNCES COMPLETION OF
GOING–PRIVATE TRANSACTION

    ST. PAUL, Minn., November 23, 1999 /PRNewswire via COMTEX/ — Merrill Corporation (Nasdaq: MRLL) announced it completed its going-private transaction today. The transaction, which was approved by Merrill's shareholders this morning, was accomplished through a merger of Viking Merger Sub, Inc., an affiliate of DLJ Merchant Banking Partners II, L.P., with and into Merrill, with Merrill as the surviving corporation. As a result of the merger, Merrill's shareholders are entitled to receive cash equal to $22 per share of Merrill common stock.

    "This transaction earmarks a key milestone in the future of Merrill," said John Castro, CEO of Merrill. "This enables us to continue our focus on innovative products and services that enable our clients to better communicate with their clients."

    Merrill's transfer agent, Norwest Bank Minnesota, N.A., will act as the exchange agent pursuant to the Agreement and Plan of Merger dated as of July 14, 1999 as amended. Norwest will mail to shareholders of record documents to accompany Merrill stock certificates, which must be submitted to Norwest in order for shareholders to receive payment for their shares. Upon proper completion of these documents and receipt of stock certificates, Norwest will pay the merger consideration to each shareholder of record at the effective time of the merger.

    Merrill Corporation is a diversified communications and document services company applying advanced information systems and intranet/Internet technology to provide a broad range of services to its financial, legal and corporate clients. Merrill's services integrate traditional composition, imaging and printing services with document management, distribution, marketing and software solutions. This integrated approach helps streamline the preparation and distribution of business-to-business communication materials. Merrill Corporation serves its domestic clients through 34 business centers in 30 cities throughout the United States, and its international clients through joint ventures in Canada, Europe, Asia, Latin America and Australia.